[Aetna logo]           ACCELERATED BENEFIT RIDER



This Extra Benefit Rider is attached to and made a part of this Certificate. Unless defined herein, definitions of terms appearing in this Certificate also apply to the same terms appearing in this Rider. Coverage will be reduced upon the receipt of an Accelerated Benefit.


ACCELERATED BENEFIT
If an Insured becomes Terminally Ill while life insurance coverage is in effect for him/her under this Certificate, the Owner may request that We pay an Accelerated Benefit. If We grant approval of any such request, We will pay to the Owner, in one lump sum, the amount of Accelerated Benefit, subject to all of the following terms.

Tax Consequences: While We cannot provide legal or tax advice to its Owners, an Owner should carefully consider the tax consequences of requesting an Accelerated Benefit. The amount of Accelerated Benefit received by the Owner may be subject to income tax upon receipt. An Owner should consult his counsel or tax advisor before requesting an Accelerated Benefit.


Terminally Ill Insured
An Insured is terminally ill if:
     - he/she suffers from a progressive and medically recognized disease or condition that is not expected to be cured or corrected; and

     - he/she, to a reasonable medical probability and based on a generally accepted prognostic protocol, will not survive more than 12 months beyond the date of the request for an Accelerated Benefit.


Physician
An individual who is licensed to practice medicine and treat illness or injury in the state in the United States in which treatment is received and who is acting within the scope of that license.

Physician does not include:

     -  the Owner;
     -  the Terminally Ill Insured;
     -  a person who lives with either the Owner or the Terminally Ill Insured;
        or
     - a person who is part of the Owner's or Terminally Ill Insured's immediate family (parent, spouse, sibling, or child).


Request for an Accelerated Benefit
The Owner may request an Accelerated Benefit at any time, prior to the death of the Terminally Ill Insured, by completing a benefit request form and submitting it to Us. The request must include a statement of a Physician that the Insured is Terminally Ill. The Physician's statement must include: All medical test results; laboratory reports; and any other information on which the statement is based; including the generally accepted prognostic protocol used by the Physician to determine the Terminally Ill Insured's expected remaining life span.


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Within five days of receipt of an application to accelerate benefits, We will provide the Owner with the following:

[bullet] an illustration demonstrating the effect of the Accelerated Benefit on the Certificate's cash values and loans;

[bullet] a numerical computation of the amount of the Death Benefit which would be payable upon death;

[bullet] a numerical computation of the amount of the Death Benefit that would be payable upon acceleration; and

[bullet] a notice that other means may be available to achieve the intended goal, including a Loan.

The Accelerated Benefit will be paid within fourteen days from the date on which this information is transmitted in writing to the Owner. The Owner shall have the right to rescind the request for payment of an Accelerated Benefit.


Independent Medical Exam
In considering a request for an Accelerated Benefit, We may require the Terminally Ill Insured, at Our expense, to submit to an independent medical exam by a Physician We choose. We may suspend Our review of a request for an Accelerated Benefit until the exam has been completed and the results submitted to Us.


Amount of Accelerated Benefit
The amount of Accelerated Benefit that will be payable to the Owner will be an amount chosen by the Owner. The Amount of Accelerated Benefit chosen must be at least 25% of the Terminally Ill Insured's Specified Amount, as shown in the Certificate Specifications, and shall not exceed the lesser of:

[bullet] 50% of the Specified Amount, as shown in the Certificate Specifications minus any outstanding Loan Balance and Partial Surrenders; or

[bullet]  $500,000.


Administration Charge
Any amount of Accelerated Benefit payable will be subject to an administrative charge not to exceed $300.


Claims of Creditors
To the extent allowed by law:

[bullet] any Accelerated Benefit paid to an Owner is exempt from any legal or equitable process for the debts of such Owner; and

[bullet] an Owner will not be required to request an Accelerated Benefit in order to satisfy claims of creditors.


Effect of Accelerated Benefit on Certificate
A lien will be created when the Accelerated Benefit is paid to the Owner. The lien will equal the Accelerated Benefit payable plus the administration charge. The lien will accrue interest. Proceeds payable under this Certificate upon the death of the Terminally Ill Insured will be reduced by the amount of any lien plus accrued interest.


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Interest Charge On Lien
The interest on the lien will accrue daily at the lien interest rate. The lien interest rate is an effective annual rate. Interest that accrues will be deducted from the Proceeds payable upon the death of the Terminally Ill Insured.

The lien interest rate that applies at the time the lien is made will not change during the life of the lien.

The lien interest rate at the time of the benefit acceleration shall be the lesser of:

[bullet]  the Certificate's loan interest rate and

[bullet] the current maximum adjustable policy loan interest rate based on Moody's Corporate Bond Yield Averages -- Monthly Average Corporates -- published by Moody's Investors Service, Inc., or any successor thereto, for the calendar month ending two months before the date of application for an accelerate payment.

Aetna will notify the Owner at the time a lien is made of the lien interest rate applicable to the lien.


Final Benefit Determination
Aetna will, after a review of all pertinent documentation (including, but not limited to any Independent Medical Exam results), make the final determination as to whether or not an Accelerated Benefit is payable.


Effect on Other Provisions of the Certificate
The addition of this Accelerated Benefit Rider will not affect the terms of the Certificate entitled "Premiums and Reinstatement". However, the following also applies:

      At any time that the Certificate is reinstated in accordance with the terms of the Reinstatement provision, Aetna will also reinstate any lien, if one existed, plus lien interest accrued from the date of the Accelerated Benefit payment through the date that coverage is reinstated.

The addition of this Accelerated Benefit Rider will not affect the terms of the Certificate entitled "Grace Period". However, the following also applies.

      At any time that the lien amount (including accrued interest) in connection with an Accelerated Benefit exceeds the Proceeds payable upon death, as described in this Certificate, We will allow You 61 days to pay the excess in order to prevent Certificate termination.

The provisions of this Certificate entitled "Cost of Insurance Rate" will remain unchanged; however, the following also applies

      After an Accelerated Benefit is paid to an Owner, the Monthly Deductions will continue to be made on the same basis as prior to the payment of the Accelerated Benefit.

The provisions of this Certificate entitled "Loans" will remain unchanged; however, the following also applies:

     When an Accelerated Benefit is paid to an Owner, any future requests for loans for the Terminally Ill Insured will be limited to the excess of the Surrender Value over the sum of the lien plus accrued lien interest.

The provisions of this Certificate entitled "Nonforfeiture Provisions" will remain unchanged; however, the following also applies:

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     When an Accelerated Benefit is paid to an Owner, a future request for the surrender value, Paid Up Insurance, or a Partial Surrender will be limited to the excess of the surrender value over the sum of the lien plus accrued lien interest.

The Beneficiary provision in the Certificate entitled "General Provisions" will remain unchanged; however, the following also applies:


     In the event that the Owner makes a request for an Accelerated Benefit, such request will not be valid without the consent of an irrevocable Beneficiary, if any.

The Assignment provision in the section of the Certificate entitled "General Provisions" will remain unchanged; however, the following also applies.

     In the event that a Terminally Ill Insured who is also the Owner of his/her own insurance makes a request on his/her own behalf for an Accelerated Benefit, such request shall not be a valid one without the consent of the assignee, if any.

The following item is hereby added to the Termination of Coverage provision of this Certificate entitled "General Provisions".

[bullet] the date on which any lien amount (including accrued interest) in connection with an Accelerated Benefit equals or exceeds the Proceeds payable upon death, as described in this Certificate; or


Limitations

[bullet] The provisions of this Rider apply only to a Terminally Ill Insured. The Rider does not affect coverage under any other rider that is in effect under this Certificate.

[bullet] Not more than one Accelerated Benefit will be payable with respect to each Terminally Ill Insured to which this Rider applies.

[bullet] We reserve the right to require consent to pay an Accelerated Benefit from any individual who has a vested right to receive the Proceeds.

[bullet] We will not cancel this Rider. Unless the Owner requests, in writing, the termination of this Rider, it will remain in effect as long as this Certificate remains in effect.

The Rider has no value. The Issue Date of this Rider will be the Issue Date shown in the Certificate Specifications.

This Rider is attached to and made a part of this Certificate. It is signed for Aetna on its Issue Date.


                                        AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                                  /s/ Dan Kearney
                                                     President

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